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                     November 9, 2023

       Howard Yu
       Chief FInancial Officer
       Ball Corporation
       9200 W. 108 th Circle , P.O. Box 5000
       Westminster , CO 80021-2510

                                                        Re: Ball Corporation
                                                            Form 10-K for the
year ended December 31, 2022
                                                            File No. 1-07349

       Dear Howard Yu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing